Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
On April 16, 2014, Post Holdings, Inc. (“Post” or the “Company”) and Acquisition Sub, Inc., a newly organized subsidiary of Post, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MFI Holding Corporation (“MFI”) and GS Capital Partners VI Fund, L.P., as representative for the stockholders and optionholders of MFI. Under the Merger Agreement, Post acquired MFI and its subsidiaries, including Michael Foods Group, Inc. (collectively, the “MFI Business”), for a purchase price of $2.45 billion (on a debt-free and cash free basis, subject to a working capital adjustment and certain other adjustments described in the Merger Agreement, including an additional $50.0 million payment on the first anniversary of the closing date). The Merger Agreement provided for the acquisition (the “MFI Acquisition”) of the MFI Business by Post by means of the merger of Acquisition Sub, Inc., with and into MFI, with MFI being the surviving corporation in the merger and becoming a wholly-owned subsidiary of Post as a result of the merger. The MFI Acquisition was completed on June 2, 2014.
The following unaudited pro forma condensed consolidated financial information is based on the historical consolidated financial information of Post and MFI and has been prepared to reflect the MFI Acquisition and related financing transactions as if the acquisition had been completed as of October 1, 2012. Because the MFI Acquisition was completed prior to September 30, 2014, no pro forma condensed consolidated balance sheet is included. The Company completed a number of financing transactions to fund the MFI Acquisition as follows: (a) $885.0 million aggregate principal amount of term loan B; (b) $630.0 million aggregate principal amount of senior unsecured notes; (c) $301.7 million issuance of common stock; and (d) $287.5 million issuance of tangible equity units, consisting of $245.7 million of prepaid stock purchase contracts and $41.8 million of senior amortizing notes. A portion of the net proceeds from these financing transactions was retained by the Company for general corporate purposes.
The unaudited pro forma condensed consolidated financial information is provided for informational purposes only. The unaudited pro forma condensed consolidated statement of operations is not necessarily indicative of operating results that would have been achieved had the MFI Acquisition been completed as of October 1, 2012 and does not intend to project the future financial results of Post after the MFI Acquisition. The unaudited pro forma condensed consolidated statement of operations for the year ended September 30, 2014 is based on certain assumptions, described in the accompanying notes, which management believes are reasonable and do not reflect the cost of any integration activities or the benefits from the MFI Acquisition and synergies that may be derived.
Post’s fiscal year ends in September while MFI’s fiscal year ends in December. The unaudited pro forma condensed consolidated statement of operations for the year ended September 30, 2014, combines the audited consolidated statement of operations for Post for the fiscal year ended September 30, 2014 with MFI’s unaudited condensed consolidated statement of operations for the eight month period from September 29, 2013 through June 2, 2014. The unaudited condensed consolidated statement of operations of MFI for the eight months ended June 2, 2014 was determined by adding MFI’s unaudited condensed consolidated statement of operations for its fiscal fourth quarter of 2013 to the unaudited condensed consolidated statement of operations for its fiscal first quarter of 2014 and the unaudited condensed consolidated statement of operations for the fiscal months of April 2014 and May 2014.
The unaudited pro forma condensed consolidated financial information should be read in conjunction with the following information:

•	notes to the unaudited pro forma condensed consolidated financial information;

•	Post’s second Current Report on Form 8-K filed on April 17, 2014, including exhibits thereto, which describes the MFI Acquisition; and

•
audited financial statements of Post as of and for the year ended September 30, 2014, which are included in Post’s Annual Report on Form 10-K for the year ended September 30, 2014, as filed with the SEC on November 28, 2014.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended September 30, 2014
(in millions, except per share data)

	Post Historical	MFI Historical	Pro Forma Adjustments		Pro Forma
Net Sales	$2,411.1	$1,333.7	$(1.4)	(a)	$3,743.4
Cost of goods sold	(1,789.9)	(1,145.4)	48.2	(b)	(2,887.1)
Gross Profit	621.2	188.3	46.8		856.3
Selling, general and administrative expenses	(444.4)	(224.5)	121.0	(c)	(547.9)
Amortization of intangible assets	(70.8)	(20.7)	(24.6)	(d)	(116.1)
Loss on foreign currency	(14.0)	—	—		(14.0)
Restructuring expenses	(1.1)	—	—		(1.1)
Impairment of goodwill and other intangible assets	(295.6)	—	—		(295.6)
Other operating expenses, net	(3.0)	—	—		(3.0)
Operating ( Loss) Profit	(207.7)	(56.9)	143.2		(121.4)
Interest expense	(183.7)	(74.2)	21.4	(e)	(236.5)
Other expense	(35.5)	(78.8)	78.1	(f)	(36.2)
(Loss) Earnings before Income Taxes	(426.9)	(209.9)	242.7		(394.1)
Income tax benefit (provision)	83.7	68.4	(92.3)	(g)	59.8
Net (Loss) Earnings	(343.2)	(141.5)	150.4		(334.3)
Preferred stock dividends	(15.4)	—	—		(15.4)
Net (Loss) Earnings Available to Common Stockholders	$(358.6)	$(141.5)	$150.4		$(349.7)

Loss per Share:
Basic	$(9.03)				$(7.44)
Diluted	$(9.03)				$(7.44)

Weighted-average Shares Outstanding (in millions of shares):
Basic	39.7		7.3	(h)	47.0
Diluted	39.7		7.3	(h)	47.0

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information
(dollars in millions, except per share data)

Basis of Pro Forma Presentation
The unaudited pro forma condensed consolidated financial information presented here is based on the historical audited consolidated financial information of Post and the unaudited consolidated financial information of MFI. The unaudited pro forma condensed consolidated statement of operations for the year ended September 30, 2014 assumes the MFI Acquisition was completed on October 1, 2012. Because the MFI Acquisition was completed prior to September 30, 2014, no pro forma condensed consolidated balance sheet is included.
Pro forma adjustments reflected in the unaudited pro forma condensed consolidated statement of operations are based on items directly attributable to the MFI Acquisition and related financings, and that are factually supportable and expected to have a continuing impact on Post.
The MFI Acquisition was accounted for as a business combination. The unaudited pro forma condensed consolidated statement of operations does not reflect the cost of any integration activities or benefits from the acquisition and synergies that may be derived from any integration activities, both of which may have a material effect on Post’s consolidated results of operations in periods following the completion of the MFI Acquisition.
Transaction Summary
The purchase price the Company paid for the MFI Acquisition was approximately $2,450.0, subject to working capital and other adjustments which resulted in a cash payment at closing on June 2, 2014 of approximately $2,539.1. Subsequent to the closing date, a final settlement of net working capital and other adjustments was reached, resulting in an amount paid to the Company of $10.0. In addition to the purchase price paid at closing, the Company will make a payment of $50.0 to stockholders of MFI on June 2, 2015.
The following unaudited pro forma condensed consolidated financial information is based on the historical consolidated financial information of Post and MFI and has been prepared to reflect the MFI Acquisition and related financing transactions as if they had been completed as of October 1, 2012. The Company completed a number of financing transactions to fund the MFI Acquisition as follows: (a) $885.0 aggregate principal amount of term loan B; (b) $630.0 aggregate principal amount of senior unsecured notes; (c) $301.7 issuance of common stock; and (d) $287.5 issuance of tangible equity units, consisting of $245.7 of prepaid stock purchase contracts and $41.8 of senior amortizing notes. A portion of the net proceeds from these financing transactions was retained by the Company for general corporate purposes.
The unaudited pro forma condensed consolidated financial information includes adjustments resulting from a preliminary allocation of the purchase price based on assumptions and estimates that, while considered reasonable, are subject to change. Additionally, the unaudited pro forma condensed consolidated statement of operations does not reflect the cost of any integration activities or benefits from the MFI Acquisition and synergies that may be derived from any integration activities, both of which may have a material effect on Post’s consolidated results of operations in periods following the completion of the MFI Acquisition.
Pro Forma Adjustments

(a)	Sales and COGS were adjusted to eliminate intercompany sales of $1.4 between MFI and Post.

(b)	Reflects the elimination of COGS for intercompany sales as discussed in note (a) and the following adjustments discussed below.
Warehousing expenses – Historically, MFI recorded warehousing expenses in cost of goods sold (“COGS”). Post accounts for warehousing expenses in selling, general and administrative expenses (“SG&A”). A pro forma adjustment of $25.2 was made to classify MFI warehousing costs in accordance with Post’s accounting policies.
Inventory step-up – For purposes of the purchase price allocation, Post estimated the fair value of inventory to be approximately $16.8 greater than historical book value. This inventory step-up was charged to COGS in Post’s statement of operations for the year ended September 30, 2014. A pro forma adjustment has been made to reverse the expense as it is a non-recurring cost directly related to the MFI Acquisition.

Depreciation expense – For purposes of the purchase price allocation, Post estimated the fair value of MFI’s property, plant and equipment which resulted in a step-up from historical net book value. In addition, Post reassessed the estimated remaining useful lives of MFI’s property, plant and equipment to an average of approximately 11 years. After consideration of the step-up in value and the reassessment of the remaining useful lives of MFI’s property, plant and equipment, Post estimated a lower pro forma depreciation expense recorded in COGS of $4.8.

(c)	Consists of the following adjustments:
Warehousing expenses – As discussed in note (b) above, a pro forma adjustment of $25.2 was made to reclassify MFI warehousing expenses from COGS to SG&A.
Depreciation expense – As discussed in note (b) above, depreciation expense was adjusted to reflect the impact of purchase accounting step-up to fair value and a reassessment of useful lives. The impact of depreciation recorded in SG&A was an increase of $1.7.
Transaction expenses – $147.9 of costs directly attributable to the MFI Acquisition transaction have been recorded in both the Post and MFI historical statements of operations. These costs consist of accounting, legal, investment banking and other fees as well as stock compensation and bonus expense (incremental expense directly attributable to the consummation of the transaction). An adjustment has been made to reverse these expenses as they are directly attributable to the MFI Acquisition transaction and do not have an on-going impact on Post.

(d)	Represents an adjustment to reflect incremental expense for the amortization of identifiable intangible assets recognized in the purchase accounting for the MFI Acquisition.

(e)
Post incurred new debt to finance the MFI Acquisition and retired a portion of MFI’s debt in connection with the transaction. The pro forma adjustment reflects the reversal of interest expense recorded in MFI’s historical financial statements for debt retired and incremental interest expense, including amortization of original issue discount and deferred financing fees using the effective interest method, for the new debt incurred by Post in the following amounts:

Reversal of MFI interest expense	$73.7
Incremental Post interest expense	(52.3)
Net pro forma interest expense adjustment	$21.4

A portion of the debt used to partially fund the MFI Acquisition is a floating rate term loan subject to a LIBOR floor of 0.75%. An 0.125% increase or decrease in the LIBOR rate would have no impact on pro forma interest expense because the LIBOR rate would remain below the LIBOR floor of 0.75%.

(f)
As discussed in note (e) above, a portion of MFI’s debt was retired in connection with the MFI Acquisition. MFI incurred expenses for early termination breakage fees and to write-off unamortized deferred financing fees. An adjustment has been made to reverse these expenses as they are directly attributable to the MFI Acquisition transaction and do not have an on-going impact on Post.

(g)	Income tax expense impacts of other pro forma adjustments have been estimated using Post’s historical statutory tax rate of approximately 38.04%.

(h)
Consists of an adjustment to both basic and diluted weighted average shares outstanding to reflect the issuance of common stock and tangible equity units, used to partially fund the cost of the MFI Acquisition as discussed above, as if those issuances had occurred on October 1, 2013.

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